Consulting Agreement

This Consulting Agreement (the "Agreement") is entered into this eleventh day of March, 2013 by and between Albert Simionescu, an individual, ("Consultant") and Macco Internatioanl Corp. (the "Company").

RECITALS

WHEREAS, the Company is in need of assistance in the mechanical engineering support area; and

WHEREAS, Consultant has agreed to perform consulting work for the Company in providing engineering support and consulting services and other related activities as directed by the Company;

NOW, THEREFORE, the parties hereby agree as follows:

1. Consultant's Services. Consultant shall be available and shall provide to the Company professional consulting services in the area of mechanical engineering support ("Consulting services") as requested.

2. Consideration.

A. RATE.  In consideration for the Consulting Services to be performed by Consultant under this Agreement, the Company will pay Consultant at the rate of $50.00 per hour for time spent on Consulting Services. Consultant shall submit written, signed reports of the time spent performing Consulting Services, itemizing in reasonable detail the dates on which services were performed, the number of hours spent on such dates and a brief description of the services rendered. The Company shall pay Consultant the amounts due pursuant to submitted reports within 14 days after such reports are received by the Company.

B.  EXPENSES. Additionally, the Company will pay Consultant for the following expenses incurred while the Agreement between Consultant and the Company exists:

- All travel expenses to and from all work sites

- Meal expenses;

- Administrative expenses;

- Lodging Expenses if work demands overnight stays; and

- Miscellaneous travel-related expenses (parking and tolls.)

Consultant shall submit written documentation and receipts where available itemizing the dates on which expenses were incurred. The Company shall pay Consultant the amounts due pursuant to submitted reports within 14 days after a report is received by the Company.

3. Independent Contractor.  Nothing herein shall be construed to create an employer-employee relationship between the Company and Consultant. Consultant is an independent contractor and not an employee of the Company or any of its subsidiaries or affiliates. The consideration set forth in Section 2 shall be the sole consideration due Consultant for the services rendered hereunder. It is understood that the Company will not withhold any amounts for payment of taxes from the compensation of Consultant hereunder. Consultant will not represent to be or hold herself out as an employee of the Company.

4. Confidentiality.  In the course of performing Consulting Services, the parties recognize that Consultant may come in contact with or become familiar with information which the Company or its subsidiaries or affiliates may consider confidential. This information may include, but is not limited to, information pertaining to the Company machinery building systems, which information may be of value to a competitor. Consultant agrees to keep all such information confidential and not to discuss or divulge it to anyone other than appropriate Company personnel or their designees.

5. Term.This Agreement shall commence 14 days before the beginning of each project, and shall terminate on the delivery of the machinery date, unless earlier terminated by either party hereto. Either party may terminate this Agreement upon Thirty (30) days prior written notice.

6. Notice.  Any notice or communication permitted or required by this Agreement shall be deemed effective when personally delivered or deposited, postage prepaid, in the first class mail of the United States, or international mail properly addressed to the appropriate party at the address set forth below:

1.  Notices to Consultant:    Str. Ciresoaia nr. 91,  Comanesti, Bacau, Rom., 605200

2.  Notices to the Company: 681 Zemes st, Zemes, Bacau, Romania 607690

7. Miscellaneous.

7.1 Entire Agreement and Amendments.  This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and replaces and supersedes all other agreements or understandings, whether written or oral. No amendment or extension of the Agreement shall be binding unless in writing and signed by both parties.

7.2 Binding Effect, Assignment.  This Agreement shall be binding upon and shall inure to the benefit of Consultant and the Company and to the Company's successors and assigns. Nothing in this Agreement shall be construed to permit the assignment by Consultant of any of its rights or obligations hereunder, and such assignment is expressly prohibited without the prior written consent of the Company.

7.3 Governing Law, Severability.  This Agreement shall be governed by the laws of the State of Nevada The invalidity or unenforceability of any provision of the Agreement shall not affect the validity or enforceability of any other provision.

WHEREFORE, the parties have executed this Agreement as of the date first written above.

Macco International Corp.

By: Sandu Mazilu, President

/s/ SANDU MAZILU

[CONSULTANT:]

By: Albert Simionescu

/s/ ALBERT SIMIONESCU

March 11th, 2013